EXHIBIT 1

                               EXCHANGE AGREEMENT

      This Exchange Agreement is entered into as of October 30, 1996, by and among PAUL W. PRITCHARD, as Trustee ("Pritchard"); CHANNEL AMERICA BROADCASTING, INC., formerly EVRO Corporation, a Florida Corporation ("Channel America"); and HALLMARK PROPERTIES, INC., a Florida corporation ("Hallmark").

                                   WITNESSETH

      WHEREAS, Pritchard, as Trustee of H.P.I. Qualified S Trust ("Trust") owns all of the issued and outstanding stock of Hallmark.

      WHEREAS, Hallmark's only asset is certain real property located in Pasco County, Florida and more particularly described on Exhibit A attached hereto together with all easements, rights of way, privileges, appurtenances and other rights pertaining thereto (the "Property");

      WHEREAS, Channel America would like to acquire an interest in the Property; and

      WHEREAS, Pritchard, as Trustee would like to diversify his holdings by acquiring a stock interest in Channel America, a corporation listed on the NASDAQ Exchange.

      NOW THEREFORE, in consideration of the premises, the sum of One Dollar ($1.00) each to the other in hand paid, the receipt of which is hereby acknowledged, and terms, conditions, covenants, and agreements hereinafter set forth, the parties hereto agree as follows:

      1. EXCHANGE OF SHARES. At the Closing, Pritchard shall deliver to Channel

America a duly issued stock certificate representing all of the issued and outstanding shares of Hallmark (the "Hallmark Shares"), which certificates shall be delivered free and clear of all encumbrances, liens, security interests and restrictions (other than the restrictions imposed by this Agreement and other than a standard Securities Act legend which will appear on all such certificates) together with a "Stock Power" which has been signed by Pritchard and on which Pritchard's signature has been witnessed, and in exchange therefor Channel America shall deliver to Pritchard a certificate representing that number and type of shares of Channel America described in Paragraph 3 below free and clear of all encumbrances, liens, security interests and restrictions (other than restrictions imposed by this Agreement and other than a standard Securities Act Legend).

      2. EXCHANGE PRICE. The total value of the Hallmark Shares is Six Hundred Fifty Thousand Dollars ($650,000.00) subject to adjustment as provided elsewhere in this Agreement ("Exchange Price").

      3. PAYMENT OF EXCHANGE PRICE. The Exchange Price shall be paid by Channel America issuing to Pritchard 2,447,059 shares of Common Stock ("Common Shares") of Channel America. The number of Common Shares constituting full Exchange Price was determined in accordance with the following formula based upon a bid price of 17/32 (.53125):

      Exchange Price divided by (current bid price x 50%) = # Common Shares

      650,000 divided by (.53125 x 50%) = # Common Shares

      650,000 divided by (.265625) = # Common Shares

                  2,447,058.80  =  # Common Shares

      Proof:  2,447,059 x $.53125  =  $1,300,000

      4. DELIVERY OF COMMON SHARES. At the Closing, Channel America shall deliver to Pritchard duly issued stock certificate(s) representing that number of Common Shares calculated pursuant to Paragraph 3 above, which certificate(s) shall be delivered free and clear of all encumbrances, liens, security interests and restrictions (other than the restrictions imposed by this Agreement and other than a standard Securities Act legend which will appear on all such certificates). The Common Shares of Channel America which will be issued to Pritchard, as provided in this Agreement:

          (a) have not been registered under the Securities Act of 1933, as amended ("1933 Act") or under any state securities laws ("Blue Sky Laws");

          (b) will be issued by Channel America in reliance upon exemptions from registration under the 1933 Act and applicable Blue Sky Laws;

          (c) may not be resold by the holder thereof unless such shares are registered under the 1933 Act and any applicable Blue Sky Law unless exemptions from such registration requirements are available; and

          (d) will be represented by a certificate(s) which contains the following or a similar legend:

The securities represented by this certificate may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Securities Act of 1933 (the "Act"), or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.

      5.  Intentionally omitted.

      6.  REGISTRATION REQUIREMENTS.

          (a) COMMITMENT TO REGISTER WITHIN ONE YEAR. Channel America will:

(i) upon Pritchard's request, within one year from the date of this Agreement, at its expense, prepare and file with the Securities and Exchange Commission a Registration Statement on Form S-1 under the 1933 Act relating to the resale to the public of the Common Shares held by Pritchard; (ii) use its best efforts to have such Registration Statement become effective as promptly as possible; and
(iii) furnish Pritchard with copies of such Registration Statement and any prospectus forming a part thereof as may be necessary in connection with the resale or offering to the public of the Common Shares covered thereby.

          (b) "PIGGYBACK" REGISTRATION RIGHTS. In addition to the registration rights provided above, Channel America will advise Pritchard, at least ten days prior to the filing of any Registration Statement for shares of Channel America of the same class as the Common Shares held by Pritchard, and at Pritchard's request, will include at Channel America's expense in such Registration Statement, Pritchard's Common Shares; provided, however, in the event that Pritchard shall elect not to include its Common Shares in such Registration Statement, Channel America will have no further obligation with respect to the filing of a Registration Statement with respect to the resale and offering to the public of the Common Shares held by Pritchard either pursuant to subparagraph (a) above or otherwise.

          (c) In the event of transfer or sale of Pritchard's Share, Channel America's duties with regard to registration shall accrue to the transferee.

      7. REPRESENTATIONS AND WARRANTIES OF PRITCHARD AND HALLMARK. Pritchard and Hallmark represent and warrant to Channel America that:

          (a) TITLE. Hallmark has no assets other than the Property and owns legal, beneficial, good and marketable title to the Property free and clear of all liens and encumbrances except for: (i) those liens and encumbrances which will be removed at Closing; (ii) utility easements and/or rights of way approved by Channel America and of benefit to the Property; (iii) assignment of eminent domain proceeds as specifically detailed in Schedule 7(a) and Paragraph 17 below; and (iv) an existing mortgage (the "Existing Mortgage") held by the Village Bank of FLorida ("Lender") with an approximate outstanding balance of Seven Hundred Forty-Four Thousand Dollars ($744,000.00). Hallmark will provide Channel America with copies of those liens and encumbrances to be removed at Closing, upon Channel America's request.

          (b) NO CONTRACT. Hallmark has entered into no contract to sell, assign or otherwise convey the Property or any portion thereof or interest therein, except a consent by Hallmark to an Order of Taking pursuant to an eminent domain proceeding by the Florida Department of Transportation. There are no parties with any rights of possession in the Property, except as to grantee's of the aforesaid easements and/or rights of way, and except as to the tenancies as set forth on Schedule 7(b) attached hereto and made a part hereof. At Channel America's request, Hallmark agrees to furnish an estoppel certificate from each tenant, in form and content satisfactory to Channel America.

          (c) BOARD APPROVAL. The execution and delivery of this Agreement and the conveyance herein contemplated have been, or as of Closing shall have been, duly authorized by the Board of Directors of Hallmark.

          (d) ORGANIZATION, STANDING AND POWER. Hallmark is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Hallmark has all necessary corporate power and authority to own, use and transfer its properties and assets and to transact the business as now being conducted. There is no other jurisdiction in which the character or use of Hallmark's assets or the nature of the business makes necessary the licensing or qualification of Hallmark to do business as a foreign corporation. Hallmark has no subsidiaries.

          (e) CAPITAL STRUCTURE. The authorized capital stock of Hallmark consists of 1,000 shares of Common Stock, 1,000 shares of which are outstanding. There are no shares of preferred stock issued and outstanding. All shares of Hallmark's Common Stock now outstanding have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Hallmark's Common Stock now outstanding are owned, of record by Pritchard, as Trustee, free and clear of all encumbrances. Except for this Agreement, there are no outstanding options, warrants, convertible securities or other rights obligating Hallmark or Pritchard to issue, sell or deliver any shares of the capital stock of Hallmark, or requiring Hallmark's shareholders to grant, extend or enter into any such commitment.

          (f) FINANCIAL STATEMENTS. Except as otherwise disclosed in Schedule 7(h), Schedule 7(f) comprises a true, correct and complete copy of the financial statements which include the balance sheet of Hallmark as at December 31, 1995 (the "Ending Date") and the related statements of income and changes in financial condition for the fiscal year then ended. The financial statements are in accordance with the books of accounts and records of Hallmark. The financial statements present fairly and with substantial accuracy Hallmark's financial position as at the dates thereof and the results of Hallmark's operations, changes in Hallmark's financial position and other information of Hallmark included therein for the periods or as at the dates therein set forth, with no material omissions or inaccuracy. The financial statements show all known material assets and known material liabilities of any kind or nature, direct or indirect, absolute or contingent, existing as of the dates indicated.

          (g) NO UNDISCLOSED LIABILITIES. Except as disclosed in this Agreement,
Schedule 7(g) or in the financial statements, and except for liabilities or obligations incurred since the Ending Date in the ordinary course of business Hallmark does not have, nor are any of its assets or properties subject to, any known material debt, liability, obligation or commitment of any kind or nature, whether indirect, whether accrued, absolute or otherwise. To the best of Pritchard's knowledge, there are no facts which could serve as the basis for any material debt, liability, obligation or commitment of Hallmark not so disclosed.

          (h) ABSENCE OF CERTAIN CHANGES. Since the Ending Date, there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities or business of Hallmark, or any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting its properties or the business. Except as set forth on Schedule 7(h) and except for the transactions contemplated by this Agreement, since the Ending Date, to the best of Pritchard's knowledge the Company has not:

              (i) created, assumed or permitted to exist any lien or encumbrance on any of its assets except for statutory liens such as for unpaid taxes not yet owed;

              (ii) sold, leased or otherwise transferred any of its assets, or cancelled any of its rights or claims, other than in the ordinary course of business for fair and adequate consideration in money or money's worth;

              (iii) sold, assigned or transferred any patent, trademark, trade name, copyright technology or software right or license or other intangible assets;

              (iv) incurred any other liability or obligation other than current liabilities in an aggregate amount not exceeding $500, other than incurred in the ordinary course of business;

              (v) paid, prepaid or discharged any liability or obligation not in the ordinary course of business;

              (vi) lost, surrendered or had revoked or limited any license, permit or other right granted by any governmental authority to operate any asset in the manner in which it was intended to be operated;

              (vii) entered into any contract not in the ordinary course of business, or cancelled, modified adversely, assigned, encumbered or in any way discharged or terminated (other than by performance) any contract not in the ordinary course of business;

              (viii) received any notice of termination of or default under any contract;

              (ix) allowed to occur or exist any event of default under any contract to which it is a party other than as set forth in Schedule 7(h).

              (x) other than in the ordinary course of business made any loan or advance, acquired any accounts receivable or otherwise extended any credit, except to customers or acquired the securities or obligations of any person;

              (xi) made any capital expenditure, or any commitment therefor, in excess of $1,000;

              (xii) made any material change in the rate of compensation payable or to become payable by Hallmark to any of its officers, employees or agents or in the formula for determining any such compensation, or entered into or amended in any material respect any contract providing for compensation or benefits outside the ordinary course of business, except for withdrawals of cash;

              (xiii) made any commitment (through negotiations or otherwise) or incurred any liability to any labor organization or became aware of any material threat of strike or other interruption of work arising from labor difficulties;

              (xiv) materially reduced or failed to carry insurance in at least the respective amounts carried on the Ending Date;

              (xv) experienced any adverse change in its relationship with any of its suppliers, distributors, dealers or customers;

              (xvi) experienced any other change in the business which could have a material adverse effect on the ongoing operations or financial condition of Hallmark; or

              (vii) altered or revised any of its accounting principles, procedures, methods or practices.

          (i) COMPLIANCE WITH LAWS. Hallmark is in full compliance in all material respects with all applicable laws, rules, ordinances, orders and regulations and there is no basis for any action, suit or proceeding arising out of or in connection therewith. Hallmark has not received any notice of any violation of any such law, rule, ordinance, order or regulation, and Hallmark is not subject to any settlement agreement or consent decree with continuing obligations or restrictions on Hallmark. Each item comprising Hallmark's assets and the current uses thereof conform in all material respects to all such laws, rules, ordinances, orders and regulations, all applicable franchises, permits, licenses and other documents.

          (j) ACCOUNTS RECEIVABLE. All of the accounts receivable (including the accounts, obligations, contracts and instruments which underlie such accounts receivable) reflected in the financial statements set forth in Schedule 7(f), net of the reserve for doubtful accounts shown thereon, and those accounts receivable arising subsequent to the Ending Date and prior to the Closing Date will be good and collectable on the Closing Date at their respective full amounts, net of reserves excepting returns that occur in the ordinary course of Hallmark's business consistent with historical practice. To the knowledge of Pritchard, all of such accounts receivable are owned by Hallmark free of all claims and encumbrances. Since the Ending Date, Hallmark has not modified or otherwise compromised any accounts receivable, or any indebtedness due thereunder, or any guarantee or repurchase obligation related thereto, except in the ordinary course of business in accordance with prior practices.

          (k) MATERIAL CONTRACTS. Hallmark has heretofore delivered to Channel America true, correct and complete copies of all of Hallmark's material, executed and written contracts listed in Schedule 7(k). Each of the material contracts listed in Schedule 7(k) is valid and binding, in full force and effect. There has not been under any such material contract any default by Hallmark or of any other party thereto, nor any event which, after notice or lapse of time, or both, would constitute any such default or result in a right to accelerate against or a loss of rights by Hallmark.

          (l) OTHER CONTRACTS. Hallmark is not a party to, or otherwise bound by, any written material contract or other instrument requiring payments in excess of $1,000 which cannot be terminated within 60 days. There has not been any material default by Hallmark, nor any event which, after notice or lapse of time, or both, would constitute any such material default or result in a right to accelerate against or a loss of rights by Hallmark, in any obligation to be performed by Hallmark under any material contract or other material instrument now in effect relating to the assets or the business, nor has Hallmark waived any right thereunder.

          (m) LEGAL PROCEEDINGS, ETC. Except as disclosed in Schedule 7(h), there is no legal, equitable, administrative or arbitration action, suit, proceeding or known investigation pending or threatened against or affecting Hallmark or any of its assets which, if adversely determined, could adversely affect the business, the operations or properties, or the condition, financial or otherwise, of Hallmark, or the ability of Hallmark to consummate the actions contemplated hereby. There is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Hallmark and there is no basis for any action, suit, proceeding or investigation against Hallmark. No such action, suit, proceeding, known investigation, judgment, decree, injunction, rule or order arises out of the employment of labor, equal employment opportunity, occupational health and safety, economic stabilization or environmental protection. Hallmark is not in default with respect to any order, injunction or decree of any court or governmental department, commission, board or agency, and no such order, injunction or decree is now in effect which restrains the operations or the use of the properties of Hallmark.

          (n) TAX MATTERS. All returns or reports concerning taxes of any kind required to be filed by Hallmark and any and all taxes, interest and penalties which are disclosed by such returns or reports to be due to any taxing authority or which may be required to be paid to any taxing authority, whether or not disclosed by such returns or reports, with respect to any period up to the Closing Date have been duly paid or are set forth on the financial statements. No such return or report for any period up to and including the Closing Date has been examined by any taxing authority, nor has Hallmark received any notice of the intention of any taxing authority to conduct an examination thereof.

          (o) INSURANCE. Schedule 7(o) contains a true, correct and complete description of all material fire, theft, casualty, liability, life, hospitalization, medical reimbursement and other insurance coverage insuring Hallmark and its personnel, assets, properties and business operations, specifying, with respect to each the risk insured against, the limits of coverage, the deductible amount (if any) and the premium rate. All of such policies, plans and programs are maintained by Hallmark. The insurance described in Schedule 7(o) shall remain outstanding and duly in force, and the specific coverages thereof shall be fully maintained, through and including the Closing Date.

          (p) LABOR RELATIONS AND EMPLOYMENT ISSUES. No material labor dispute, strike or other work stoppage has occurred and is continuing or has been threatened. Hallmark has not entered into any collective bargaining agreement with any employee, union, labor organization or other employee representatives or group of employees and no such organization or person has made or is making any attempt to organize or represent employees of Hallmark.

          (q) EMPLOYEE BENEFIT PLANS. With the exception of any plan described in Schedule 7(q), Hallmark does not maintain, administer or contribute to, and since the date of its incorporation has not maintained, administered or contributed to, any pension plan, VEBA or any welfare plan, whether insured or otherwise, or any benefit arrangement.

          (r) AFFILIATED TRANSACTIONS. Except as set forth on Schedule 7(r), Hallmark is not indebted in any amount whatsoever to, nor is there any business relationship, whether under any contract or otherwise, between Hallmark and, any person who is an officer, director or shareholder of Hallmark, or any of their respective spouses, children, or "affiliated persons" as that term is defined under the Securities and Exchange Act of 1934, other than indebtedness for salaries or bonuses or employment relationships in the ordinary course of business, nor is any of such persons indebted to Hallmark in any amount whatsoever. Except as heretofore disclosed to Channel America in writing, no officer, director or shareholder of

Hallmark, nor any spouse, child or affiliated person, has any interest in any competitor, supplier or customer of Hallmark, except for interests amounting to less than 5% in any company.

          (s) BROKERS AND FINDERS. Neither Hallmark, nor any of its respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

          (t) FAIR VALUE. The fair market value of Channel America's stock is at least equal to the fair market value of the Common Stock of Hallmark.

          (u) NO CONFLICT. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and the compliance and/or fulfillment of the terms and provisions hereof, will not violate or conflict with or, with or without notice or passage of time any provisions of Hallmark's Certificate of Incorporation, its Bylaws or any Resolution heretofore adopted and still effective, or result in breach of or constitute a default under the terms, conditions, or provisions of any agreement or instrument of which Hallmark or Pritchard is a party, or by which the Property is bound, including, but not limited to, the Existing Mortgage, or any applicable regulation, of any governmental agency, or judgment, action or decree of any Court having jurisdiction over Pritchard, Hallmark or the Property.

          (v) NO MATERIAL MISSTATEMENTS OR OMISSIONS. No representation or warranty made herein, nor any statement or certificate given or to be given to Channel America pursuant hereto or with respect to the transactions contemplated hereby, contains or will contain any intentionally untrue statement of material fact or intentionally omit or will intentionally omit to state a material fact necessary to make the statements contained herein or therein not misleading.

          (w) NO MORTGAGE ACCELERATION/LENDER APPROVAL NOT REQUIRED. The transfer of the Hallmark Shares will not constitute an event of default under the Existing Mortgage, or otherwise accelerate repayment of amounts owed under the Existing Mortgage, and the Lender's consent to the transactions contemplated herein is not required.

          (x) SALE OF STOCK. Pritchard has no present intention to dispose of the Common Shares being acquired hereunder.

          (y) SPECIFIC ADDITIONAL REPRESENTATIONS WITH RESPECT TO THE PROPERTY.

              (i) The use and occupancy of the Property (and to the best of Pritchard's and Hallmark's knowledge, that of Hallmark's predecessors) has been in conformity with applicable law and regulations, Hallmark has not received any notice of violation of any applicable law, and as of the date of Closing there will be no conditions or circumstances of the Property that would constitute a violation of existing laws or regulations.

              (ii) The Property is zoned commercial, and Channel America's planned use, does not violate any applicable deed restrictions affecting the Property or any other covenants, restrictions or agreements, site plan approvals, or subdivision regulations applicable to the Property;

              (iii) Neither Hallmark or Pritchard has any knowledge of any proposed change in the zoning classification for the Property;

              (iv) no notices of violation of any law or municipal ordinances or of federal, state, county or municipal or other governmental agency regulations, orders or requirements relating to the Property have been entered or received by Hallmark, and neither Hallmark or Pritchard has any reason to believe that any such notice may or will be entered;

              (v) there is no action or proceeding (zoning or otherwise) or governmental investigation pending, or, to the knowledge of Pritchard or Hallmark, threatened against or relating to the Property, nor, to the knowledge of Pritchard or Hallmark, is there any basis for such action, except for a certain eminent domain proceeding by the Florida Department of Transportation, as referenced in Paragraph 7(a);

              (vi) None of the activities of Hallmark, and to the best of Pritchard's and Hallmark's knowledge none of the activities of any past owner or past or present operator or tenant of the Property, have resulted in the generation of any "Hazardous Substances" (Hazardous Substances shall mean any and all hazardous or toxic materials, substances, pollutants, contaminants and wastes, including but not limited to all elements and compounds defined as "Hazardous Substances", "Hazardous Waste", "Hazardous Material", "oil" or "petroleum products" under any governmental environmental law or regulation) nor has Hallmark, or to the best of Hallmark's or Pritchard's knowledge has any past owner, operator or tenant, stored, disposed of or released any Hazardous Substance on the Property, nor used all or any part of the Property as a depository for Hazardous Substances, nor do the improvements on the Property contain asbestos, nor does any equipment contain polychlorinated biphenyls, and there are not now, nor have there ever been, underground storage tanks on the Property. Pritchard and Hallmark further certify, represent and warrant to Channel America that neither the Property nor to the best of Pritchard's or Hallmark's knowledge is any adjacent property listed on the National Priority List of Suspected Hazardous Waste Sites, nor are they listed on any state report of inactive hazardous waste sites, and that no event has occurred which, with the passage of time or the giving of notice or both, would constitute non-compliance with any governmental environmental law or regulation. Hallmark and Pritchard hereby agree to provide Channel America with satisfactory proof of the foregoing certifications, representations, and warranties, acceptable to Channel America's and its legal counsel.

              (vii) there are no contracts affecting the Property; and no services, material or work have been supplied by Hallmark's contractors, subcontractors or material persons with respect to the Property for which payment has not been made in full. If, subsequent to the Closing Date, any mechanic's or other lien, charge or order for the payment of money shall be filed against the Property or against Channel America or Channel America's assigns, based upon any act or omission, or alleged act or omission before or after the Closing Date, of Hallmark, its agents, servants or employees, or any contractor, subcontractor, material person connected with construction or repairs made to the Property by or on behalf of Hallmark (whether or not such lien, charge or order shall be valid or enforceable as such), within thirty (30) days after notice to Hallmark of the filing thereof, Hallmark shall take such action, by bonding, deposit, payment or otherwise, as will remove or satisfy such lien of record against the Property.

          (z) RELIANCE. The foregoing representations and warranties are made by Hallmark with the knowledge and expectation that Channel America is placing complete reliance thereon and all representations and warranties made by Hallmark shall survive Closing.

      8. REPRESENTATIONS AND WARRANTY OF CHANNEL AMERICA. Channel America represents and warrants to Pritchard with respect to the Common Shares of Channel America being issued that:

          (a) BOARD APPROVAL. The execution and delivery of this Agreement and the issuance of the Common Shares herein contemplated have been, or as of Closing shall have been, duly authorized by the Board of Directors of Channel America.

          (b) LACK OF SHAREHOLDER APPROVAL. The execution and delivery of this Agreement and the issuance of the Common Shares herein contemplated do not require shareholder approval.

          (c) NO CONFLICT. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and the compliance and/or fulfillment of the terms and provisions hereof, will not violate or conflict with or, with or without notice or passage of time, any provisions of Channel America's Certificate of Incorporation, its Bylaws or any Resolution heretofore adopted and still effective, or result in breach of or constitute a default under the terms, conditions, or provisions of any agreement or instrument of which Channel America is a party, or any applicable regulation of any governmental agency, or judgment, action or decree of any Court having jurisdiction over Channel America.

          (d) NO MATERIAL MISSTATEMENT OR OMISSIONS. No representation or warranty made herein by Channel America nor any statement or certificate given or to be given to Pritchard pursuant hereto or with respect to the transactions contemplated hereby, contains or will contain any intentionally untrue statement of material fact or intentionally omit or will intentionally omit to state a material fact necessary to make the statements contained herein or therein not misleading.

      9. CONDITIONS PRECEDENT TO CHANNEL AMERICA'S CLOSING HEREUNDER. All obligations of Channel America under this Agreement are subject to Hallmark and Pritchard having performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by them prior to Closing.

      10. CONDITIONS PRECEDENT TO HALLMARK AND PRITCHARD'S CLOSING HEREUNDER. All obligations of Pritchard and Hallmark under this Agreement are subject to Channel America having performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by it prior to Closing.

      11. SPECIFIC TERMS, COVENANTS AND CONDITIONS WITH RESPECT TO THE PROPERTY.

          (a) COVENANTS.

              (i) Between the date hereof and the Closing Date, Hallmark will not enter into any leases of any portion of the Property, nor enter into any other agreements affecting the Property, in each case without the prior written consent of Channel America; and

              (ii) Hallmark will provide Channel America with the following documents within thirty (30) days of the date hereof:

          (A) an up-to-date, Abstract of Title to the Property;

          (B) a survey (as required by Subparagraph 11(c) below);

          (C) an official real property tax search;

          (D) copies of the real estate tax bills for the Property for the current tax year(s);

          (E) appropriate bankruptcy federal court searches.

          (b) TITLE INSURANCE.

              (i) Within thirty (30) days of Hallmark's delivery to Channel America of the documents required pursuant to Subparagraph 11(a) above, Channel America shall order a title insurance report for issuance of a fee title insurance policy from a title company selected by Channel America (the "Title Company"), at Channel America's sole cost and expense, and within ten (10) days after receipt of such report, Channel America shall furnish a copy thereof to Hallmark's attorneys. Upon receipt of the title report, Hallmark shall forthwith undertake, with due diligence, to eliminate those exceptions which Channel America is not required to accept under the terms of this Agreement. If Hallmark is unable to eliminate such exceptions and to provide good and marketable title in accordance with the terms of this Agreement within the Contingency Period (as defined in Paragraph 13(a) below), Hallmark shall so notify Channel America and Channel America may thereafter either (1) rescind this Agreement by notice given to Pritchard and Hallmark, in which event the provisions of Paragraph 14 shall apply or (2) elect to accept title and a title insurance policy subject to such exceptions with a refund of a portion of the Exchange Price for any decrease in market value of the Property as a result of such exceptions.

              (ii) Pritchard shall eliminate any liens or encumbrances affecting the Property which may be removed or satisfied by the payment of a liquidated sum of money, and shall not be deemed unable to provide title in accordance with the terms of this Agreement if he shall fail or refuse to eliminate any such liens or encumbrances. Notwithstanding the foregoing, Pritchard, in lieu of satisfying such liens or encumbrances, may deposit with the Title Company such amount of money as may be determined by the Title Company as being sufficient to induce it to insure Channel America against collection of such liens and/or encumbrances, including interest and penalties, out of or against the Property, in which event such liens and encumbrances shall not be objections to title.

          (c) SURVEY. Within thirty (30) days of the date hereof, Hallmark shall deliver to Channel America its existing 1994 Survey, together with an affidavit from Pritchard, that there have been no changes that would effect a current survey.

All recorded easements shall be identified by the applicable recording information. Except as specifically noted on the survey, there are no encroachments of lot or building lines or obstructed easements. The Property is located in any area designated as being within the 100 year flood plan, pursuant to the Flood Disaster Act of 1973, as amended. Hallmark and Pritchard certify that the flood hazard has been insured by Flood Insurance. The legal description on the Survey will coincide exactly with that on the title commitment ordered pursuant to Subparagraph 11(b).

      12. CLOSING DATE. For all purposes of this Agreement, the "Closing Date" shall be on or before the 30th day of October, 1996 at the offices of Channel America or at such other place as the parties hereto shall mutually agree. At Closing, the Hallmark Shares shall be exchanged for the Common Shares.

      13. ADDITIONAL CONDITIONS SUBSEQUENT TO CLOSING.

          (a) The Agreement is contingent upon Channel America's receipt of a copy of a July 18, 1996 Phase I ASTM E 1528 Environmental Transaction Screening Report. If the result of the aforementioned report or any phase thereof shall not be satisfactory to Channel America, in its sole discretion, Channel America, by written notice to Pritchard and Hallmark given within the Contingency Period, may request a reduction in the Exchange Price in accordance with the provisions of Paragraph 14 below.

          (b) This Agreement is contingent upon Channel America verifying that water, storm sewer, sanitary sewer, gas, electric and telephone services to the Property are available in satisfactory condition and in capacities satisfactory to Channel America for its planned use of the Property. In the event all such utilities are not available, or are not in satisfactory condition, or the capacities are not adequate, in Channel America's sole discretion, it, at its option, by written notice to Pritchard and Hallmark given within the Contingency Period, may request a reduction in the Exchange Price in accordance with the provisions of Paragraph 14 below.

          (c) This Agreement is contingent upon Purchaser's ascertaining that the current zoning classification of the Property will permit Channel America's planned use of the Property. Nothing contained in this Subparagraph, however, shall in any way restrict Channel America's use of the Property once this exchange is consummated, nor shall it restrict Channel America from changing its intended use of the Property prior to Closing.

      14. REFUND OF EXCHANGE PRICE. In the event any of the contingencies set forth in Paragraph 13 have not been satisfied within three (3) months from the date hereof (the "Contingency Period"); the exceptions to title arising as described in Paragraph 11 have not been remedied to Channel America's satisfaction; Pritchard or Hallmark has failed to comply with any other term of this Agreement; or any of the representations or warranties contained in this Agreement are false or misleading (all of the aforementioned items hereinafter referred to as "Triggering Events"), then upon receipt of notice, Pritchard shall promptly return to Channel America that number of Common Shares of Channel America which have an equivalent value to the reduction in value to the Property caused by the Triggering Event, as determined by mutual agreement of the parties. For purposes of this paragraph, equivalent value shall be determined using the same formula used to determine payment of the Exchange Price.

      15. APPORTIONMENTS AND CLOSING EXPENSES.

          (a) The Exchange Price shall be adjusted by the following, which are to be apportioned as of the Closing Date as to the Property:

              (i)   real property taxes;

              (ii)  water rates and charges; and

              (iii) sewer taxes and rents;

          (b) The apportionment of taxes shall be made on the basis of the last ascertainable tax bill.

          (c) If, on the Closing Date, the Property or any part thereof, shall be or shall have been affected by assessments which are, or which may become, payable in annual installments, Pritchard shall pay all such installments due and payable on or before Closing Date and Channel America shall pay all such installments due and payable after the Closing Date.

          (d) Pritchard/Hallmark shall take all actions as may be necessary in order to fully comply with the applicable provisions of the Tax Law of the State of Florida, and any rules regulations or orders which may be promulgated thereunder.

      16. ADDITIONAL POST-CLOSING DOCUMENTS. Within thirty (30) days after the Closing, Pritchard, at his sole cost and expense (other than title insurance in (d) below which shall be paid for by Channel America), shall deliver to Channel America the documents, instruments, items and payments required by this Agreement to be delivered by Pritchard or Hallmark, including, without limitation, the following (each document hereafter mentioned to be in form and substance reasonably satisfactory to Channel America and its legal counsel):

          (a) An affidavit with respect to tenancies, certifying that there are none, except as set forth in Schedule 7(b) hereof.

          (b) Tenant estoppel certificate as required in Paragraph 7(b) above.

          (c) Any other affidavit required by the Title Company in order to deliver title insurance coverage to Channel America.

          (d) An affidavit with respect to mechanics' liens certifying that there are no unpaid bills for services rendered or materials furnished to the Property and an agreement indemnifying Channel America against claims for any such services or materials.

          (e) Certification that the Representations and Warranties set forth in Paragraph 5 are true and correct as of the date of Closing.

      17. CONDEMNATION. Awards received as a result of any eminent domain condemnation by the Florida Department of Transportation have been previously assigned to a third party as set forth on Schedule 7(a) and such third party shall have the right to represent Hallmark in connection with any litigation proceeding arising out of such eminent domain proceeding.

      18. SELLER COMPLIANCE WITH REAL ESTATE REPORTING REQUIREMENT OF 1986 TAX REFORM ACT. Pritchard agrees to comply with the real estate reporting requirement, if any, of the Internal Revenue Code of 1986, as amended, and, if required, to file with the Internal Revenue Service a Form 1099 or such other form acceptable to the Internal Revenue Service. Pritchard shall indemnify, defend and hold harmless Channel America from and against any and all claims, liabilities, costs and expenses resulting from failure to comply with said real estate reporting requirement.

      19. INDEMNIFICATION.

          (a) PRITCHARD'S INDEMNIFICATION. Pritchard shall be responsible for, and hereby indemnifies Channel America and holds it and its agents, successors and assigns harmless, at all times from and after the Closing Date, from, against and in respect of:

              (i) all material losses, damages and deficiencies resulting from any breach of any representation or warranty, or any breach or non-fulfillment of any covenant or agreement of Pritchard or Hallmark made in this Agreement; and

              (ii) all material actions, suits, proceedings, claims, demands, assessments, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including reasonable attorneys' fees and expenses) incident to any of the foregoing, including actions, suits, proceedings, claims and demands asserted by Buyer against the Shareholder except for matters which may be unenforceable by virtue of a complete defense as a result of being time-based.

          (b) CHANNEL AMERICA INDEMNIFICATION. Channel America shall be responsible for, and hereby indemnifies Hallmark and Pritchard and holds each of them and their respective agents, successors and assigns harmless, at all times from and after the Closing Date, from, against and in respect of:

              (i) all losses, damages and deficiencies resulting from any failure or breach of any representation or warranty, or any breach or non-fulfillment of any covenant or agreement, of Channel America made in this Agreement; and

              (ii) all actions, suits, proceedings, claims, demands, assessments, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including reasonable attorneys' fees and expenses) incident to any of the foregoing, including actions, suits, proceedings, claims and demands asserted by Hallmark or Pritchard against Channel America.

          (c) PROCEDURES FOR INDEMNIFICATIONS. Whenever a claim shall arise for indemnification under this Agreement, the party alleging indemnification (the "Indemnified Party"), shall notify the party from whom indemnification is sought (the "Indemnifying Party") of such claim and stating in reasonable detail the nature thereof the facts constituting the basis for such claim. In the event of any such claim or action by a third party, the Indemnifying Party may assume the defense thereof; provided however, that no settlement of any such claim or action shall be made without the prior written consent of the Indemnified Party (which consent may not be unreasonably withheld). If any Indemnifying Party assumes the defense of any such claim or action, the Indemnifying Party shall be entitled to select counsel and take all steps necessary in the settlement or defense thereof; provided, however, that the Indemnified Party may, at its own expense, participate in any such action with the counsel of its choice. The Indemnified Party shall not compromise or settle such claim or action without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld). If the Indemnifying Party does not assume the defense of any such claim or action in accordance with the terms hereof, the Indemnified Party may defend against such claim or action in such manner as it may deem appropriate, including, but not limited to, settling such claim or action (after giving notice of the same to an Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party will promptly indemnify the Indemnified Party in accordance with the provisions of this Paragraph 19.

          (d) NOTICE OF CLAIM BETWEEN PARTIES. If any party believes that it has suffered or incurred any loss, damage or deficiency as referenced above, such party shall notify the other promptly in writing in accordance with the Notice provisions set forth in this Agreement, describing such loss, damage or deficiency, the amount thereof, and the method of computation of such loss, damage or deficiency, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such loss, damage or deficiency shall have occurred.

      20. LIABILITY OF PAUL W. PRITCHARD AS TRUSTEE. The liability of Pritchard shall be limited to that which would accrue to him in his capacity as trustee only and he shall be deemed to incur no personal liability in regard to this transaction.

      21. NOTICES. All notices, demands and requests required or permitted to be given hereunder shall be deemed duly given if mailed by certified or registered mail, postage prepaid, and pending designation of another address, addressed as follows:

                    Paul W. Pritchard
                    P.O. Box 274147
                    Tampa, Florida  33688-4147

                    Channel America Broadcasting, Inc.
                    1509 S. Florida Avenue, Suite 3
                    Lakeland, Florida  33803-2293

                    With a copy to:

                    Stephen H. Cohen, Esq.
                    Scolaro, Shulman, Cohen,
                    Lawler & Burstein, P.C.
                    90 Presidential Plaza
                    Syracuse, New York 13202

      22. ADDITIONAL DOCUMENTS. The parties hereto agree that they will at any time, and from time to time, after the Closing and upon the request of the other, execute, acknowledge, and deliver or cause to be executed, acknowledged and delivered further assignments, transfers, conveyances, powers of attorney, acts, and assurances as may be reasonably required in accordance with this Agreement to more fully effect the transactions contemplated by this Agreement.

      23. SURVIVAL OF WARRANTIES. Each of the covenants, representations and warranties of each of the parties to this Agreement, as contained herein, shall be true and correct as of the Closing Date and beyond during the Contingency Period as though such covenants, representations and warranties were made at and as of such time, except for changes occurring in the ordinary course of business. Each of the parties shall on or before the Closing Date perform all of their undertakings herein in accordance with the terms hereof.

      24. ENTIRE AGREEMENT AND COUNTERPARTS. This Agreement contains the entire Agreement between the parties, superseding in all respects any and all prior oral or written agreements or understandings, and shall be amended or modified only by written instruments signed by both parties hereto. This Agreement may be executed in counterparts and by facsimile signature, each of which shall be deemed an original and all of which, taken together, shall constitute one Agreement.

      25. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

      26. GOVERNING LAW. This Agreement shall be governed by, construed and interpreted in accordance with the internal laws of the State of Florida without regard to the principals of conflicts of law.

      IN WITNESS WHEREOF, the parties have hereto set their hands and seals the day and date first above written.

                 /s/ PAUL W. PRITCHARD
                 -------------------------------------------
                 Paul W. Pritchard, as Trustee

                 HALLMARK PROPERTIES, INC.

                 By: /s/ PAUL W. PRITCHARD
                    -----------------------------------------
                    Paul W. Pritchard, President

                 CHANNEL AMERICA BROADCASTING, INC.

                 By: /s/ THOMAS L. JENSEN
                    -----------------------------------------
                    Thomas L. Jensen, Chief Executive Officer

                                 EXHIBIT A

                          DESCRIPTION OF PROPERTY

                                 EXHIBIT B

                    AMENDED CERTIFICATE OF DESIGNATION,
                  PREFERENCES, RIGHTS AND LIMITATIONS OF
                   SERIES C CONVERTIBLE PREFERRED STOCK,
                     NO PAR VALUE OF EVRO CORPORATION

                                 SCHEDULES

        7(a)        Assignment of Condemnation Proceeds

        7(b)        List of Tenancies

        7(f)        Financial Statements

        7(g)        Undisclosed Liabilities

        7(h)        Changes, Defaults, Legal Proceedings

        7(k)        List of Material Contracts

        7(o)        Insurance Policies

        7(q)        Employee Benefit Plans

        7(r)        Affiliated Loans or Transactions